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                                                                  EXHIBIT 10.6.5


[Franklin Letterhead]

                                               October 7, 1998

Mr. Mitchell R. Rubin, President
Voice Powered Technology, Inc.
18425 Burbank Blvd.
Suite 508
Tarzana, Cal. 91356

RE:     Post Petition Financing Agreement
        Loan and Security Agreement

Dear Mr. Rubin:

        This Letter Agreement is provided to document our understanding regarding Franklin's guarantee of purchase orders placed by Voice Powered Technology, Inc. to its suppliers of finished goods, GSS or Wa Shing ("the Suppliers"), and to preserve all the rights and remedies reserved under a certain Loan and Security Agreement by and between Voice Powered Technology, Inc. ("VPTI") and Franklin Electronic Publishers, Inc. ("Franklin") dated as of September 22, 1997, authorized under a certain Emergency Motion approving loan agreement, granting partial relief from the automatic stay and compromising controversies, filed October 1, 1997 in Case No. LA97-4692VZ (in re: Voice Powered Technology, Inc., Debtor). Under the terms and conditions of the aforesaid documents (including the right to modify and amend said Loan and Security Agreement), Franklin reserves the right to guarantee the payment to VPTI's Suppliers of shipments pursuant to purchase orders for the manufacture and purchase of products produced in the ordinary course of business (the "Supply Orders") which are supported by firm orders of sale to existing customers (the "Customer Orders") under such terms and conditions as Franklin shall deem acceptable for such purpose. Franklin reserves the right to reject, limit, and/or request reduction in the quantity of products produced which shall be considered collateral of the purchase order guarantee and impose or request such limitations, modifications or changes as Franklin shall deem prudent to preserve its position as guarantor of the Supplier Orders and may demand that sufficient and adequate documentation be rendered acknowledging and perfecting the understanding of any agreement entered into under this document. Shipment under purchase orders which are guaranteed by Franklin shall, to the extent of the amount of such outstanding guarantee, be deducted from the amount otherwise borrowable of any account receivable derived from shipments of such finished goods for the purpose of determining or requesting a loan or advance under the terms of the Loan and Security Agreement. Franklin reserves all rights and remedies provided under law and/or equity including rights and remedies provided and/or reserved under said Loan and Security Agreement. Any guarantee by Franklin hereunder shall be an obligation of VPTI


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[FRANKLIN LETTERHEAD]

under the Loan and Security Agreement. To the extent that Franklin is called upon to make payment under this reimbursement obligation, said payment shall be an Obligation of VPTI as defined under the Loan and Security Agreement and Franklin shall be entitled to all the rights provided thereunder. Franklin's agreement to the terms of this letter Agreement shall not obligate Franklin to enter into any guarantee arrangement which is unsatisfactory or unsuitable to Franklin nor give rise to any rights and remedies to VPTI for Franklin's failure to enter into any guarantee obligation that it deems unfit. Franklin reserves the right to terminate this Letter Agreement at any time with or without prior notice of termination.

        Intending to be legally bound by the terms of the understanding provided above, the parties hereto have executed this document as provided below.

                                                  Very truly yours,

                                        FRANKLIN ELECTRONIC PUBLISHERS, INC.



                                        BY:    /s/ GREGORY J. WINSKY
                                               ---------------------------------
                                               Gregory J. Winsky
                                               Senior Vice President

GJW/jos

ACCEPTED AND AGREED TO:

VOICE POWERED TECHNOLOGY, INC.

BY: /s/ MITCHELL B. RUBIN
    -------------------------
      Mitchell R. Rubin

ITS:  President

DATE:  10/7/97

cc:   Mr. Michael R. Strange, Executive Vice President
      Mr. Kenneth H. Lind, Vice President, Finance
      Franklin Electronic Publishers, Inc.

      Brad R. Godshall, Esq.
      Pachulski Strange Ziehl & Young P.C.

      Phillip Gasteier, Esq.
      Martin Brill, Esq.
      Robinson Diamant & Brill